UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2023

HELIOS TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Florida	0-21835	59-2754337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7456 16th St E
Sarasota, Florida		34243
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 941 362-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value	HLIO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On May 17, 2023, Helios Technologies, Inc., a Florida corporation (“Helios” or the “Company”), and certain of its guarantor subsidiaries entered into an Incremental Facility Amendment with PNC Bank, National Association (“PNC Bank”), as administrative agent, and the various lenders party thereto (the “Incremental Facility Amendment”). The Incremental Facility Amendment amends the Second Amended and Restated Credit Agreement, dated October 28, 2020, by and among the Company, the guarantor subsidiaries party thereto, the financial institutions party thereto from time to time as lenders, and PNC Bank, National Association, as administrative agent (the “Credit Agreement” and, together with the Incremental Facility Amendment, the “Amended Credit Agreement”).

Pursuant to the Incremental Facility Amendment, the Company incurred a new senior secured term loan A-2 (the “Term Loan A-2”) in an aggregate principal amount of $150.0 million. The issue price of the Term Loan A-2 is equal to 100% of the aggregate principal amount thereof. The Term Loan A-2 will bear interest at a rate based on either (i) the secured overnight financing rate (“SOFR”) (subject to a 0% floor) for the applicable interest period plus a 0.10% SOFR adjustment plus an applicable margin ranging between 1.50% and 2.75%, depending on the Company’s leverage ratio or (ii) a variable rate equal to the highest of (x) the overnight bank funding rate plus 0.5%, (y) the prime rate, and (z) daily simple SOFR plus a 0.10% SOFR adjustment plus 1.00%, plus an applicable margin ranging between 0.50% and 1.75%, depending on the Company’s leverage ratio. The Term Loan A-2 will be guaranteed by each of the Company’s domestic subsidiaries. The Term Loan A-2 is secured by substantially all of the assets of the Company and the guarantors, on a pari passu basis with the other facilities under the Amended Credit Agreement. The Term Loan A-2 matures on October 28, 2025 and is not subject to any mandatory amortization prior to such maturity date.

The net proceeds from the Term Loan A-2, together with cash on hand, are expected to be used to repay outstanding amounts under the Company’s revolving credit facility. Under Amended Credit Agreement, the Company’s ability to increase the revolver or incur additional term loans under the incremental facility will remain at $300 million after giving effect to borrowings under the Term Loan A-2.

All capitalized terms used in this Item 1.01 but not otherwise defined shall have the meanings ascribed to them in the Incremental Facility Amendment. The foregoing description of the Incremental Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Facility Amendment, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On May 17, 2023, the Company issued a press release in connection with Incremental Facility Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Incremental Facility Amendment to Second Amended and Restated Credit Agreement among Helios Technologies, Inc. as Borrower, the Guarantor parties thereto, the financial institutions party thereto from time to time as lenders, and PNC Bank, National Association, as Administrative Agent, dated May 17, 2023 (filed herewith).

99.1 Press release dated May 17, 2023

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HELIOS TECHNOLOGIES, INC.

Date:	May 17, 2023	By:	/s/ Tricia L. Fulton
Tricia L. Fulton Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)